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                                                                    Exhibit 23.1

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 2001, except for Note 20, as to which the date is March 6, 2001, included and incorporated by reference in Amendment No. 3 to the Proxy Statement of Kaiser Ventures Inc. that is made part of the Registration Statement (Form S-4 No. 333-65194) and related Prospectus of Kaiser Ventures LLC for the registration of Class A Units. We also consent to the reference to our firm under the captions "The Conversion Proposal--Background of the Transaction" and "--Federal Income Tax Consequences of The Conversion Proposal--Independent Tax Opinion" and to the inclusion of a draft of our tax opinion letter as Exhibit 99.2 to this Registration Statement.




Ernst & Young LLP
Riverside, California
October 15, 2001